Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Amendment No. 2 to Form F-1 of Smart Logistics Global Limited (the “Company”) of our report dated August 20, 2024, except for the effects of a stock split and nominal share issuance discussed in Note 14, and subsequent events disclosed in Note 18, as to which the date is October 4, 2024, with respect to our audits of the Company’s combined and consolidated financial statements as of December 31, 2022 and 2023 and for each of the years in the two-year period ended December 31, 2023, which appears in the Prospectus as part of this Registration Statement.

We also consent to the reference to our Firm under the caption “Experts” in such Registration Statement.

/s/ UHY LLP

Irvine, California

December 6, 2024